Exhibit 10.3

POOL CORPORATION
EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

1.Purpose. The purpose of the Pool Corporation Executive Officer Annual Incentive Plan (the Plan) is to advance the interests of Pool Corporation (the Company) by providing an annual incentive bonus to be paid to certain designated executive officers of the Company based on the achievement of pre-established performance goals.

2.Qualification as Performance-Based Compensation. The Plan provides for an opportunity to earn an annual incentive bonus based on the achievement of pre-established quantitative performance goals. It is the Company’s intention to structure and operate the Plan such that the incentive bonus will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)) and be fully deductible by the Company for federal income tax purposes.

3.Stockholder Approval. For purposes of qualifying the annual incentive bonus as performance-based compensation under Section 162(m), the payment of any incentive bonus hereunder is subject to the approval of the Plan, including the performance goals used in the Plan, by the stockholders of the Company.

4.Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or, if all of the members of the Compensation Committee do not qualify as “outside directors” under Section 162(m), by a subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors.” The authority of the committee or subcommittee that administers the Plan (the Committee) shall include, in particular, authority to:

(a)designate participants for a particular year;

(b)establish performance goals and objectives for a particular year;

(c)establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

(d)certify as to whether performance goals have been met.

5.Eligibility. The Committee shall designate no later than 90 days after the beginning of each fiscal year the executive officers of the Company who shall participate in the Plan that year.

6.Incentive Bonus. No later than 90 days after the beginning of the fiscal year for which an incentive bonus is to be payable hereunder (a Plan Year), the Committee shall establish the performance goals for that year, the objective criteria pursuant to which the incentive bonus for that year is to be payable and the factors that will be considered in determining the bonus. No participant may be paid an incentive bonus for any Plan Year in excess of an amount that is the lesser of two times base salary or $2,000,000. The Committee has the discretion to decrease, but not increase, the amount of the incentive bonus that is payable under the terms of the pre-established performance goals for the applicable Plan Year.

7.Performance Goals. The performance goals for each Plan Year shall apply to performance of the Company or one or more of its divisions, segments, subsidiaries or lines of business and shall include one or more of the following criteria: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, return on invested capital, return on investments, expenses, management, cash flow, revenue, gross margin, operating income, EBITDA, EBIT, NOPA or customer growth; and net income. The performance goals may be subject to such adjustments as are specified in advance by the Committee. For any Plan Year, performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry or market benchmarks, relative to a market index or relative to levels attained in prior years. The Committee may change the performance goals each Plan Year to any of those listed above and may also change the targets applicable to the performance goals from year to year.

8.Payment of Incentive Bonus. As soon as practicable after the Company has publicly announced its earnings for the fiscal year for which the incentive bonus will be paid, the Committee shall evaluate the Company’s performance to determine the amount of the incentive bonus that has been earned. In performing such evaluation, the Committee shall make adjustments for the following:

(a)cumulative effect of accounting changes;

(b)	extraordinary items as described in management’s discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year; and

(c)discontinued operations.

The Committee may also specify by no later than 90 days after the beginning of each Plan Year other adjustments to be made with respect to the incentive bonus to be paid for the current Plan Year, including without limitation, adjustments related to the effects of changes in tax laws applicable to the Company during the Plan Year; acquisition-related charges and/or impact on results; major capital and stock restructuring; goodwill and other non-cash impairment charges; asset write-downs; interest expenses and any accrued interest associated with the cost of repurchases of our stock or issuance of dividends; constant currency adjustments or foreign currency gains and losses; items related to financing activities such as interest rate swap agreements and write-offs of previously capitalized costs from refinancing activities; litigation, claims, judgments or settlements and associated fees; the effects of changes in laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and other specified unusual or infrequently occurring items (less the amount of related income taxes), as those terms are used in Financial Accounting Standards Board Accounting ASC 225-20.
The Committee shall certify, either in writing or by the adoption of written resolutions, prior to the payment of any incentive bonus under the Plan, that the performance goals applicable to the incentive bonus payment were met. The incentive bonus may be paid in whole or part in the form of cash or stock of the Company in the discretion of the Committee. Shares of stock issued in payment hereunder may be paid under any of the Company’s stock-based incentive plans that provide for such grants of stock or stock-based awards. The incentive bonus will be paid by the March 15 following the end of the Plan Year for which it was earned, unless deferred under a separate benefit plan of the Company.
9.Termination of Employment. In order to be eligible to receive a bonus under the Plan, a participant must be an employee of the Company at the end of the Plan Year, unless this requirement is waived by the Committee under such special circumstances as may be determined by the Committee. Any incentive bonus payment to a participant, or the conditions thereof, upon termination of employment that deviate from the terms and conditions otherwise specified herein must be approved by the Committee and will only be considered for approval if such deviation would not, in the opinion of counsel to the Company, limit the Company’s federal income tax deduction for such incentive bonus payment under Section 162(m).

10.Forfeiture and Recovery of Benefits. Awards under the Plan are subject to the Company’s clawback policy included in the Corporate Governance Guidelines, as such policy may be amended from time to time, and the Company reserves the right to recover any incentive bonus awarded under the Plan in accordance with such policy.

11.Employee Rights Under the Plan. Nothing in this Plan shall be construed to:

(a)grant any officer of the Company any claim or right to be granted an award under this Plan;

(b)limit in any way the right of the Company to terminate a participant’s employment with the Company at any time; or

(c)be evidence of any agreement or understanding, express or implied, that the Company will employ a participant in any particular position or at any particular rate of remuneration.

12.Assignments and Transfers. A participant may not assign, encumber or transfer his or her rights and interests under the Plan.

13.Amendment and Termination. The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion. Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned but unpaid incentive bonus.

14.Withholding of Taxes. The Company shall deduct from the amount of any incentive bonus paid hereunder any federal or state taxes required to be withheld.

15.Term of Plan. The Plan applies to each of the five Plan Years during the period beginning January 1, 2016 and ending December 31, 2020, unless terminated earlier by the Committee.

16.Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. The Company intends that any incentive bonus paid to an executive officer under the Plan will qualify as performance-based compensation under Section 162(m). Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan that may or may not qualify as performance-based compensation under Section 162(m), provided that such payment or award does not affect the qualification of any bonus paid or payable under the Plan as performance-based compensation.

17.Section 409A of the Internal Revenue Code. It is intended that incentive bonus payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). In the event that any incentive bonus payment does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan shall be interpreted and construed accordingly.

18.No Vested Interest or Right. At no time before the actual payout of an incentive bonus to any participant under the Plan shall any participant accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat participants identically under the Plan.